EXHIBIT 10.64

May 5, 2025

James Masso

Re:    Offer Letter

Dear Jim:

I am pleased to confirm our offer to you to become President and Chief Executive Officer, Process Automation, based in Houston, Texas, reporting directly to me. Your first day of employment will be July 14, 2025 (“Effective Date”), subject to the terms and conditions of this offer letter. In this position, you will become an Executive Officer of Honeywell.

In connection with your new role, you will be entitled to the following compensation1 and benefits package:

COMPENSATION

Base Salary: Your annual base salary will be $675,000. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a base salary review in March of 2026.

Annual Incentive Compensation: Your target incentive compensation opportunity will be 100% of your annual cash base salary earnings during the year. Incentive compensation awards are paid in the first quarter of the following year (e.g., 2026 for 2025 services).

Annual Long-Term Incentive Awards: Beginning in 2025, you will be eligible for annual LTI awards with a target grant date value of $1,800,000. Your LTI awards shall consist of stock options, restricted stock units, performance stock units or cash-based awards, or some combination thereof, as determined by the Company in its discretion. The actual size and mix of your annual LTI awards will be determined by the MDCC based on your performance and future career potential with Honeywell. The terms of all LTI awards are governed by the terms of the applicable stock plan and the relevant award agreements. Moreover, Honeywell and the MDCC reserve the right to modify the design or mix of the LTI award program in the future.

1 As a corporate officer of Honeywell, your compensation must be officially approved by the Management Development and Compensation Committee of the Company’s Board of Directors (“MDCC”). It is expected that your compensation package will be retroactively approved at the next regularly scheduled meeting of the MDCC, which is expected to be on or about June 6, 2025.

SIGN-ON AWARDS

Honeywell management will seek approval for the award of restricted stock units (“RSUs”) from the MDCC with a grant date value equal to $2,500,000 (the “Replacement RSUs”). The Replacement RSUs shall be granted under, and shall be subject to the terms of, the applicable Stock Incentive Plan of Honeywell International Inc. and its Affiliates and governed by the relevant award agreement.  The Replacement RSUs will vest 33%/33%/34% on the first, second and third anniversaries of the grant date, provided in all cases you continue to be employed by Honeywell on such vesting dates.

The Replacement RSU grant is subject to the approval of the MDCC, which has complete discretionary authority with respect to whether to approve such grant and, if so, the terms and conditions thereof.  Approval will be sought at the next MDCC meeting, expected to be on June 6, 2025. The Replacement RSU grant will be effective as of the later of the date the MDCC approves the grant or your first day of active employment.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•Excess Liability Insurance: Honeywell will pay the annual premium for an Excess Liability Insurance policy that provides $20,000,000 of personal liability umbrella coverage per occurrence.

•Executive Severance: The Officer Severance Plan currently provides for 12 months of base salary continuation and target bonus if your employment is involuntary terminated for a reason other than Cause (as defined in the severance plan document in effect when you terminate employment). You will be required to execute a release of claims against Honeywell and its affiliates and related parties and you may be required to agree to certain non-solicitation, non-disclosure and non-competition covenants as a condition of receiving executive severance benefits. For additional information, please consult the actual plan document.

Details of additional executive benefits are outlined in Exhibit A.

STOCK OWNERSHIP GUIDELINES FOR HONEYWELL OFFICERS

As an Executive Officer of the Corporation, you will be required to hold Honeywell shares in accordance with the Corporation’s Stock Ownership Guidelines, as amended from time to time. A copy of the Stock Ownership Guidelines will be separately provided to you.

WORK LOCATION

Because your business will be headquartered in Houston, and because you will need to spend considerable time in Houston to effectively manage your business, you agree that you will maintain a residence in the Houston area even though you and your family will not be relocating to Houston.  Further, because we recognize that your duties will require extended domestic and international travel, you will have the discretion to efficiently manage the time and location of your work responsibilities as you see fit consistent with your responsibilities as President and Chief Executive officer of Process Automation.

PRE-EMPLOYMENT REQUIREMENTS

Upon your acceptance of this offer, a Honeywell representative will contact you regarding certain pre-employment requirements that need to be completed prior to your start date (e.g., drug screen, I-9 completion, paycheck direct deposit, etc.). NOTE: Your offer is contingent upon a satisfactory background check and negative drug screen.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you are required to execute (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Select Management Employees” (“Noncompete Agreement”), both of which are attached hereto.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by electronically signing this offer letter, as well as the IP Agreement and Noncompete Agreement via DocuSign.

Honeywell has a long and distinguished history. But, more importantly, we are a company with a terrific future and a great place to work. Our performance culture drives growth for us and competitive advantage for our customers. We hire the best people; give them every possible opportunity to learn, grow, and develop; and reward them for their contributions.

Jim, we very much look forward to working with you. Your experience and background will be assets to our Company and we sincerely hope that you will accept this offer and join us.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Vimal Kapur
Chairman & Chief Executive Officer
Honeywell International Inc.

Read and Accepted:

/s/James Masso                                May 5, 2025
JAMES MASSO                                Date

All businesses experience changing conditions.  Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an "at will" basis.  This means that there is no guarantee of employment for any specific period, and either you or Honeywell may terminate your employment at any time.

The descriptions of benefits and perquisites described in this offer letter (including Exhibit A) are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.

EXHIBIT A
EMPLOYEE BENEFITS

Savings Plan:  Upon employment, you are eligible to participate in Honeywell’s 401(k) savings plan (“Savings Plan”). Please refer to the Savings Plan’s SPD for further details about your contributions and the Company’s match. Company matching contributions are made in Honeywell stock.

The Company’s matching contribution is fully vested after three (3) years of service at Honeywell.

You will be able to direct the investment of your contributions to the Savings Plan among a number of attractive investment opportunities.  After you become vested in your Company match account, you will similarly be eligible to direct the investment of those funds.

Your current savings in a qualified 401(k) plan may be eligible to be rolled over to the Savings Plan.

Medical and Dental Plans: Honeywell’s medical and dental plans provide competitive and comprehensive coverage.  Coverage begins on the first day of employment.  The Company’s health plans cover pre-existing conditions if you enroll within 31 days of first becoming eligible for the plans.

Short Term Disability (STD):  A benefit of up to 6 months base salary will be provided.

Long Term Disability (LTD): The plan provides 60% of your base salary and incentive compensation target up to a maximum of $30,000 per month.  This plan is fully contributory.

Life Insurance:

•Group Life will be provided on a non-contributory basis in an amount equal to one (1) times your base salary.  Additionally, Group Universal Life is available; equal to eight (8) times base salary and is contributory on an attractive group basis.  Group Universal Life amounts over $250,000 are subject to evidence of good health.
•Accidental Death and Dismemberment insurance will be provided on a non-contributory basis in an amount equal to one and one-half times your base salary.  Additionally, Accidental Death and Dismemberment insurance is available on a contributory basis and provides a benefit up to a maximum of eight (8) times your base salary.
•Business Travel Accident insurance is provided on a non-contributory basis, and provides a death benefit in the case of a business-related accident, of up to five (5) times your annual base salary (up to a maximum of $2.0 million).

Executive perquisites and employee benefits will terminate as of your last day of active employment except to the extent otherwise provided in the applicable plan document or as required by law.